Exhibit 10.7

FORM OF

REVERSE TRANSITION MANUFACTURING AND SUPPLY AGREEMENT

dated as of [                    ], 2022

by and between

ZIMVIE INC.

and

ZIMMER, INC.

-i-

-ii-

-iii-

REVERSE TRANSITION MANUFACTURING AND SUPPLY AGREEMENT

THIS REVERSE TRANSITION MANUFACTURING AND SUPPLY AGREEMENT (including, except as the context otherwise requires, the Quality Agreement, this “Agreement”), dated as of [                    ], 2022 (the “Effective Date”), is by and between ZimVie Inc., a Delaware corporation (“Producer”), and Zimmer, Inc., a Delaware corporation (“Purchaser”).

RECITALS

WHEREAS, pursuant to that certain Separation and Distribution Agreement, dated as of the date hereof (the “Separation Agreement”), by and between Zimmer Biomet Holdings, Inc., a Delaware corporation (“Parent”), and Producer, Parent will (i) transfer the SpinCo Assets (as defined in the Separation Agreement) to Producer or a member of the SpinCo Group (as defined in the Separation Agreement) and (ii) make a distribution, on a pro rata basis, to the holders of Parent Shares on the Record Date of at least 80% of the outstanding SpinCo Shares (the “Distribution”), resulting in Producer ceasing to be a wholly owned subsidiary of Parent, as more fully described in the Separation Agreement.

WHEREAS, in connection with the Separation Agreement, Producer and Purchaser or their respective Affiliates have agreed to enter into this Agreement pursuant to which Producer shall manufacture, or cause to be manufactured, for Purchaser the Purchaser Products (as defined below).

AGREEMENT

In consideration of the mutual undertakings contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Producer and Purchaser agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

1.1    Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to such terms in the Separation Agreement (and any capitalized terms used within those defined terms in the Separation Agreement shall also have the meanings given to such terms in the Separation Agreement if not otherwise defined in this Agreement). As used in this Agreement the following terms shall have the meanings set forth below:

“Act” shall mean the Federal Food, Drug and Cosmetics Act, 21 U.S.C. §§301-397.

“Annual Supplied Product Quantity” shall have the meaning provided in Section 6.2.

“Certificate of Compliance” shall mean a written certification signed by Producer and delivered to Purchaser stating that the applicable Supplied Products were processed in accordance with the agreed upon Specifications.

“Certification Body” shall mean any recognized organization the primary responsibility of which is the assessment of objective evidence regarding the compliance of medical products or medical devices, and their associated safety, effectiveness, manufacture, and quality systems or governance to applicable regulations and recognized standards.

“cGMP” shall mean the then-current good manufacturing practices and/or quality system regulations (QSR) promulgated by the FDA or other corresponding regulations promulgated by any other Medical Regulatory Authority under Law in effect from time to time.

“Contract Year” shall mean (i) the period commencing on the date hereof and ending on December 31, 2022 and (ii) each subsequent calendar year (or portion thereof) until this Agreement is terminated as provided in Article IX.

“Dedicated Equipment” shall mean all equipment used by Producer exclusively for the production of the Purchaser Products, including any equipment identified by the Parties as Dedicated Equipment from time to time.

“Due Date” has the meaning provided in Section 7.2.

“FDA” shall mean the United States Food and Drug Administration, or any successor Governmental Authority.

“Final Net Book Value” has the meaning provided in Section 2.15(c).

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, pandemics, war, riots, insurrections, fires, explosions, earthquakes and floods. Notwithstanding the foregoing, the receipt by a Party of an unsolicited takeover offer or other acquisition proposal, even if unforeseen or unavoidable, and such Party’s response thereto shall not be deemed an event of Force Majeure.

“Group” shall mean, with respect to a Party, each Person that is a Subsidiary of such Party.

“Indemnifying Party” shall have the meaning provided in Section 10.3.

“Indemnitee” shall mean, with respect to a Party, (i) such Party’s Affiliates, (ii) such Party’s and its Affiliates’ past, present and future directors, officers, employees or agents (in their capacity as such in each case) and (iii) each of the heirs, executors, administrators, successors and assigns of any of the foregoing.

“Indemnity Payment” shall have the meaning provided in Section 10.3.

“Initial Term” shall have the meaning provided in Section 5.1.

“Insolvent Party” shall have the meaning provided in Section 9.2.

“Mark-Up Percentage” shall mean 10%.

“Medical Regulatory Authority” shall mean any Governmental Authority the primary responsibility of which is to review the safety, effectiveness, reliability, manufacture, sale or marketing of medical products or medical devices for compliance with applicable regulatory requirements.

“Minimum Volume” shall have the meaning provided in Section 2.2.

“Non-Complying Products” shall have the meaning provided in Section 8.3.

“Parties” shall mean Producer and Purchaser.

“Production Cost” shall mean Producer’s costs of manufacturing the Supplied Product, as determined and adjusted in accordance with Exhibit A, and as used to determine the Unit Production Cost.

“Production Cost Price Adjustment” shall have the meaning provided in Section 6.2.

“Production Facility” shall have the meaning provided in Section 2.5.

“Purchaser Intellectual Property” shall have the meaning provided in Section 4.1(a).

“Purchaser Permitted Marks” shall mean the trademarks, service marks, trade names, and related trade dress and logos of Purchaser set forth in Exhibit B.

“Purchaser Products” shall mean the Supplied Products listed in Exhibit A as Purchaser Products.

“Purchaser Supplied Components” shall mean the finished goods, raw materials, components, sub-assemblies and other products and parts indicated as Purchaser Supplied Components on Exhibit A.

“Quality Agreement” shall mean the Quality Agreement executed by the Parties with respect to this Agreement.

“Receiving Site” shall have the meaning provided in Section 9.3.

“Renewal Term” shall have the meaning provided in Section 5.2.

“Restricted Information” shall have the meaning provided in Section 6.5.

“Specifications” with respect to any Supplied Product shall mean the product specifications with respect to such Supplied Product maintained in Producer’s or its applicable Affiliate’s document management system at the Effective Date, as such specifications may be subsequently changed as provided in Section 2.4.

“Subcontractor Facility” shall have the meaning provided in Section 2.5.

“Supplied Products” shall mean the products (including raw materials, components, sub-assemblies, finished goods and other products and parts) described on Exhibit A and as more fully described in the Specifications for such product(s).

“Technical Support” shall have the meaning provided in Section 9.3.

“Term” shall mean the period commencing on the Effective Date and continuing until the termination or expiration of this Agreement as provided in Section 5.2

“Transfer” shall mean any assignment, transfer, sale or other disposition to a Person that is not an Affiliate of the transferor, including any transfer by way of merger or consolidation or otherwise by operation of law.

“Unit Production Cost” of any Supplied Product for each calendar year shall be the amount as determined in accordance with Exhibit A; provided that the Parties may agree in writing to use a different Unit Production Cost if they reasonably determine in good faith that the Unit Production Cost to be used for a given year does not accurately reflect the expected per unit cost to produce such Supplied Product.

“Waste” shall mean all reject or waste materials relating to the manufacturing of the Supplied Products, including chemical wastes, and excess or unusable products or materials.

1.2    Other Terms. Terms defined in other Sections will have the meanings therein provided.

1.3    Rules of Construction. In this Agreement, unless a clear, contrary intention appears, Section 10.16 of the Separation Agreement shall be incorporated by reference herein as though included in this Agreement (but for this purpose, only to the extent applicable to this Agreement, and not to the Separation Agreement). References to Producer or Purchaser shall be deemed to include the respective Affiliates of Producer or Purchaser through whom Producer or Purchaser, as the case may be, are acting in their performance hereunder.

ARTICLE II

MANUFACTURING

2.1    General. During the Term, Producer shall manufacture or cause to be manufactured for Purchaser the Purchaser Products pursuant to the terms of this Agreement.

2.2    Purchase Obligation. During each Contract Year, Purchaser shall purchase from Producer no less than 85% of the Annual Supplied Product Quantity (defined below), with amounts pro-rated for the Contract Year in which this Agreement is expired or terminated (as applicable in each case, the “Minimum Annual Volume”). For purposes of this Section 2.2, a Supplied Product shall be deemed purchased as of the time Producer receives the Firm Order associated with such Supplied Product in accordance herewith.

2.3    Volume Limitation; Capacity; Projects.

(a)    Producer shall have no obligation to supply any Supplied Product to Purchaser in monthly volumes exceeding the respective maximum monthly volumes, if any, set forth in Exhibit A with respect to such Supplied Product. Producer shall use commercially reasonable efforts to devote adequate manufacturing capacity to be capable of manufacturing and supplying Supplied Product to Purchaser in accordance with the provisions of this Agreement; provided, however, that Producer shall not be required to purchase any new equipment, install any equipment purchased or requested by Purchaser or add (or, for clarity, allocate or dedicate) any additional manufacturing or storage capacity for the manufacturing and other activities to be carried out by Producer hereunder. Producer shall store materials and finished goods for the production of Supplied Products in a manner and volume consistent with the ordinary course of Producer’s business; provided that, to the extent additional storage capacity is needed, such excess may be stored at a Third-Party facility at Purchaser’s sole liability, cost, and expense.

(b)    Producer will consider written requests by Purchaser to increase the maximum monthly volumes on a case-by-case basis. Subject to the other terms herein, Producer shall use good faith commercially reasonable efforts to cooperate with Purchaser to accommodate increased volume requirements, and Purchaser shall use good faith commercially reasonable efforts to provide adequate lead-time and notice of any material changes that it may expect from time to time in its historic or previously forecasted order quantities. Any such increase shall not in any material respect interrupt or divert resources from Producer’s operation of its other businesses. Purchaser shall be fully responsible for all costs and expenses incurred by Producer resulting from any increase in capacity required to satisfy such increased maximum monthly volume, including any costs associated with the write-off of abandoned assets related to the project; provided that the Parties shall first agree to any such costs (or the project that will result in any such costs) prior to Producer incurring such expenses for which Purchaser will be responsible.

2.4    Product Improvements, Line Extensions and Additional Supplied Products. Producer shall have no obligation, express or implied, to develop or produce replacement products, product line extensions, product improvements or changes (including packaging and labeling), or new or other products in addition to the Supplied Products, nor shall Producer have any responsibility to procure any regulatory approvals required in connection with the development, testing, manufacture, marketing or sale of any such additional products. Notwithstanding the foregoing, within a reasonable period of time (to be determined by the Transition Committee) following receipt by Producer of a written request from Purchaser, Producer shall use commercially reasonable efforts (without unreasonably disrupting or diverting resources from Producer’s other ongoing business operations) to develop and produce product improvements or changes and product line extensions as reasonably requested by Purchaser that are required by Law or are necessary to ensure the safety of Supplied Products; provided that all costs and expenses (including with respect to licensing and other regulatory requirements) incurred in connection with any such proposed improvement, change or product line extension shall be paid by Purchaser (including costs of capital equipment and process upgrades and of obsolescence of materials, goods-in-process, and finished goods not suitable for use in the business or operations of Producer or any of its Affiliates to the extent such levels of inventory are consistent with the most recent Forecast); provided further that, if any changes made pursuant to this Section 2.4 are required by Law and such changes apply generally to other products produced by Producer at such Production

Facility, then Purchaser shall pay a pro rata amount of the cost of such regulatory changes based upon the proportion of time that such Production Facility is dedicated to the production of Supplied Products relative to the production of such other products similarly affected by the regulatory requirement. The Parties shall enter into an amendment or supplement to this Agreement to reflect any increase in Production Costs resulting from any such replacement products, product line extensions, product improvements or other changes, and any modification to the applicable Specifications resulting from any improvement, change or product line extension implemented as provided in this Section 2.4. With respect to any proposed improvements, changes or product line extensions not required by Law or necessary to ensure the safety of Supplied Products, Producer shall, in good faith, consider the implementation of any such other proposed improvements, changes or product line extensions and cooperate to implement such changes at Purchaser’s cost to the extent commercially reasonable and not an unreasonable disruption or diversion of resources from Producer’s other ongoing business operations. In addition, at such time or times, if any, as the Parties mutually agree in writing to add additional products to (and make changes to) the Supplied Products to be supplied by Producer pursuant to this Agreement, the Parties shall enter into any amendment or supplement determined to be desirable by the Parties to reflect the terms and conditions, including any modification to the applicable Specifications, mutually agreed upon by the Parties with respect to such additional Supplied Products.

2.5    Production Facilities. The manufacturing operations shall be carried out at the facilities of Producer or its Affiliates in the respective locations set forth on Exhibit A, at such other locations as permitted in accordance with this Section 2.5 (each, a “Production Facility”) or at the applicable facilities of one or more permitted Subcontractors (each such Subcontractor facility, a “Subcontractor Facility”). Notwithstanding anything to the contrary contained herein, Producer may (at its cost unless otherwise agreed) move its manufacturing operations from any Production Facility or Subcontractor Facility to another location in its sole discretion; provided that (a) any such new Production Facility or Subcontractor Facility shall manufacture the applicable Supplied Product(s) in conformity with cGMP and the Specifications and (b) to the extent that any such change in location (or the use of any Subcontractor Facility if such Subcontractor Facility is not indicated in Exhibit A for any such Supplied Product) results in an increase in the Production Cost of any Supplied Product, Producer may not charge such increase to Purchaser. In the event of any such change in location, Exhibit A shall be amended appropriately.

2.6    Subcontracting. Producer shall be entitled to hire or engage, or cause to be hired or engaged, any subcontractor or other Third Party (each, a “Subcontractor”) to perform any or all of its obligations under this Agreement; provided that (a) such Subcontractor is qualified to provide the subcontracted service, (b) such Subcontractor’s performance is in conformity with cGMP, (c) the Subcontractor Facility has all applicable Government Authority clearances and licenses required by Law, (d) such Subcontractor agrees to comply with the obligations of this Agreement as if it were the Producer hereunder for the Supplied Products such Subcontractor provides, and (e) Producer remains primarily responsible for its obligations under this Agreement.

2.7    Purchaser’s Responsibilities. In order to facilitate the manufacture of Supplied Products by Producer, Purchaser shall:

(a)    Provide to Producer copies of the Specifications pertaining to the Purchaser Products in quantities sufficient to permit Producer to carry out its obligations hereunder.

(b)    Provide, at Purchaser’s cost and expense, Purchaser Supplied Components to Producer at the Production Facility or Subcontractor Facility, or such other location, in each case as indicated on Exhibit A. Purchaser shall deliver such Purchaser Supplied Components to Producer in quantities and at the times as Producer shall reasonably request and as shall be reasonably required by Producer to plan for and meet the Forecasts provided by Purchaser as provided in Section 2.8. Notwithstanding the foregoing, Purchaser shall be entitled to reasonable advance notice of the quantities of Purchaser Supplied Components required by Producer. All Purchaser Supplied Components delivered to Producer as provided in this Section 2.7 shall conform to the Specifications therefor identified by Producer and Purchaser at the Effective Date or as later agreed in writing between Purchaser and Producer. Title and risk of loss to the Purchaser Supplied Components shall remain with Purchaser, except to the extent any damage, destruction or other loss was directly caused by the gross negligence or willful misconduct of Producer.

(c)    Grant Producer and its employees reasonable access to Purchaser’s employees as reasonably required to assist Producer in the production of Supplied Products.

2.8    Forecasts and Firm Orders.

(a)    With respect to each Supplied Product, at least seven calendar days prior to the beginning of each calendar month during the Term, Purchaser shall give Producer a rolling forecast (each a “Forecast”) of the orders Purchaser expects to place with Producer for such Supplied Product for each month during the rolling forecast period specified in Exhibit A, which Forecast shall satisfy all of the requirements of the master scheduling system employed from time to time by Producer. The Forecast for the binding period specified in Exhibit A shall contain specific dates for shipment (and Producer and Purchaser shall cooperate to cause shipments to occur promptly after release at the Production Facility, and in any case in a reasonable manner to avoid unreasonable or undue burden on Producer’s other businesses and operations at such Production Facility) and shall be binding on both Producer and Purchaser regarding such Supplied Product to be purchased or supplied by the respective Parties (a “Firm Order”), subject to Section 2.8(b). The quantities of Supplied Products (or any components thereof, if applicable and different from the binding period for Supplied Products generally) for the final month of the applicable binding forecast period subject to a Firm Order may not vary by more than 15% from the forecasted quantities contained in the immediately preceding Forecast for such month prior to its inclusion in a Firm Order. Forecasts relating to each Supplied Product beginning on the date of this Agreement were delivered to Producer by Purchaser at the time of signing this Agreement. Without limiting Section 2.2, minimum per order quantities for each Supplied Product, if any, shall be set forth in Exhibit A.

(b)    Each Firm Order shall give rise to a binding obligation of Purchaser to purchase, accept and pay for the quantities of Supplied Products referred to therein. Notwithstanding the foregoing or Section 2.8(a), Producer shall use commercially reasonable efforts to meet Purchaser’s requested quantities and shipment dates for increased orders in excess of the permitted amounts if such amounts can be reasonably accommodated (at Purchaser’s expense) without unreasonably interrupting, or otherwise diverting resources from, Producer’s other businesses. Producer shall be deemed to have accepted and shall be bound by any Firm Order submitted to Producer, as such Firm Order may be changed as provided in the preceding sentence, and Purchaser shall be required to pay for the quantity of Supplied Products included in the applicable Firm Order and available for delivery, as such Firm Order may be modified by Purchaser pursuant to the preceding sentence, if applicable. Purchaser acknowledges that Supplied Products in excess of the quantities set forth in a Firm Order may be realized as a result of Producer’s reasonable efforts hereunder, including due to production efficiencies achieved by Producer. Purchaser agrees to purchase and pay for all such excess Supplied Products that are Purchaser Products on the same terms as are applicable to the purchase of all other Supplied Product. Firm Orders shall be governed by the terms of this Agreement and in the event of an inconsistency between any other documentation related to a Firm Order and this Agreement, this Agreement shall apply.

(c)    At all times during the Term, Producer shall use commercially reasonable efforts to meet the shipment dates set forth in each Firm Order but shall have no obligation to maintain materials necessary to meet any Firm Orders prior to any order becoming a Firm Order. In the event Producer will not be able to fulfill any Firm Order in accordance with the terms herein, Producer shall notify Purchaser in writing promptly upon becoming aware of such inability and in any event at least five calendar days prior to the delivery date required in such Firm Order, and the Parties will discuss alternate delivery dates in good faith with a view to reaching agreement thereto, such agreement not to be unreasonably withheld by either Party.

(d)    If, due to its fault or error, Producer fails to deliver Supplied Products in the quantities specified in the applicable Firm Order and Purchaser notifies Producer in reasonable detail that such failure will result in a material negative economic impact on Purchaser’s business, Producer shall pay air freight or other extraordinary shipping costs reasonably necessary to deliver delayed Supplied Products to Purchaser or Purchaser’s customers.

(e)    The Parties shall cooperate in good faith in providing other, longer-range forecasts which shall be useful in budget planning by the Parties, but such longer-range forecasts shall not constitute a commitment by either Party to purchase or supply.

2.9    Obsolescence.

(a)    In the event that any Third-Party supplier of any raw materials, components, labeling, packaging or other inventories used by Producer to manufacture any of the Supplied Products shall discontinue production of any such raw material, component, labeling, packaging or other inventories, which discontinuance shall result in Producer incurring any additional costs or expenses, (i) if the discontinued raw materials, components, labeling, packaging or other inventories relate solely to Purchaser Products, Purchaser shall reimburse Producer for all such additional costs and expenses and (ii) if the discontinued raw materials, components, labeling, packaging or other inventories relate to Purchaser Products as well as to other Supplied Products or other products of the Producer, Purchaser shall reimburse Producer for Purchaser’s allocable portion of such additional costs and expenses based upon the unit volumes of the affected Supplied Products and other products produced for Producer and its Affiliates, on the one hand, and for Purchaser and its Affiliates, on the other hand. Such costs and expenses shall include all additional direct and indirect internal costs and out-of-pocket expenditures, whether capitalized or expensed, resulting from such discontinuance, including all such additional costs and expenses relating to or arising out of any modification to Producer’s procedures or processes, acquisition of property, equipment or other assets, relocation, regulatory compliance, including associated regulatory fees, write-off or disposal of materials (including strategic materials purchases), equipment and other assets rendered unusable by virtue of such discontinuance and all related changes. In addition, Purchaser shall reasonably cooperate with Producer in connection with any strategic materials purchases resulting from or responsive to any such discontinuance.

2.10    Storage and Handling. Producer shall store and handle the Supplied Products in accordance with the Specifications. Raw materials utilized by Producer in connection with the manufacturing, processing and packaging of the Supplied Products shall not be used by Producer beyond the shelf life designated in the Specifications unless otherwise specified in writing by Purchaser. Producer shall handle, control and store, treat or dispose of any Waste generated in performing its obligations under this Agreement.

2.11    Shipments; Title. Producer shall ship each Firm Order Free Carrier (FCA) from applicable Production Facility (or Subcontractor Facility) to Purchaser or Purchaser’s designee in accordance with Law. Freight, insurance and loading costs shall be for the account of Purchaser (in each case, for the avoidance of doubt, in addition to the applicable purchase price), except that any increased freight cost resulting from the shipment occurring from a facility other than the Production Facility (or Subcontractor Facility) listed on Exhibit A with respect to any Supplied Product shall be for the account of Producer. Title and the risk of loss, delay or damage in transit shall be passed to Purchaser upon delivery to Purchaser’s or Purchaser’s designee’s designated carrier; provided that Producer shall be responsible for the loading of the Supplied Products on departure and shall bear the risk of loss incurred in such loading; provided further that if Purchaser fails to send such shipping authorization within 30 calendar days after Producer has notified Purchaser that the Supplied Products are available for pick-up at the applicable facility, Producer shall be entitled to ship and invoice such Supplied Products without any such shipping authorization. Producer shall package the Supplied Product for shipment in accordance with its customary practices therefor, unless otherwise specified in writing by Purchaser, in which event any extra cost incurred by Producer on account of changes requested by Purchaser shall be reimbursed by Purchaser. Producer shall include the following for each shipment of Supplied Product: (i) the Firm Order reference number; (ii) the lot numbers; (iii) the quantity of Supplied Product; and (iv) a Certificate of Compliance with the applicable Specifications. Freight carriers shall be designated by Purchaser in the applicable Firm Order. Purchaser shall procure, at its cost, insurance covering damage or loss to the Supplied Products during shipping.

2.12    Customs. For purposes of exporting Supplied Products out of the applicable country of origin, Purchaser shall be the exporter of record and shall be responsible for complying with all customs requirements and export laws of the applicable jurisdiction(s). For purposes of importing the Supplied Product into the applicable country of destination, Purchaser shall be the importer of record for the Supplied Product and shall be responsible for complying with all customs requirements and import laws of the applicable country.

2.13    Labeling of Supplied Product.

(a)    All Purchaser Products supplied hereunder shall be labeled and packaged in accordance with the applicable Specifications. Purchaser shall control the content and type of all product labeling and packaging for Purchaser Products, and shall have the responsibility, at Purchaser’s expense, for any changes or supplements thereto, including the expense of securing any approvals required by the FDA or other applicable Medical Regulatory Authorities or Certification Bodies for any such changes or supplements. Producer shall be responsible for obtaining such labels (and any changes or supplements thereto) in accordance with the content specified by Purchaser at Purchaser’s sole cost and expense.

(b)    Except where otherwise required by Law or to address an actual or potential safety issue, in which case Purchaser and Producer will use commercially reasonable efforts to implement such change as promptly as practicable, any changes to the labeling and packaging for Purchaser Products shall be communicated to Producer as far in advance as reasonably practicable together with the required documentation specifying the content to be included in the labeling and packaging. Where a labeling or packaging change is required by Law, Producer shall be obligated to devote comparable priority to implementing such change as it shall devote to other business units of Producer. Where a labeling or packaging change is requested, Purchaser and Producer will use commercially reasonable efforts to implement such change as promptly as practicable, subject to Producer’s discretion to reasonably determine the appropriate resources to be allocated to any such request in order to avoid interruption to the operation of its other businesses. Purchaser shall reimburse Producer for the costs of any change to the labeling or packaging for Purchaser Products, including costs of capital equipment and process upgrades and of obsolescence of any materials or inventory; provided that Purchaser’s liability for such reimbursement of materials and inventory shall be limited to levels of inventory that are consistent with the binding portion of the most recent Forecast prior to agreement to make such change.

2.14    Services. Each Party shall cooperate with the other Parties to accomplish the transactions contemplated hereby and shall, at the request of the other Parties, use commercially reasonable efforts to promptly take any and all actions necessary or desirable to effect such transactions; provided, however, that to the extent of any services or projects related to the manufacturing and supply of the Supplied Products (including capacity and yield improvement projects, as well as projects related to product development) in connection with this Agreement that are specified by the applicable Parties in writing from time to time, Purchaser will pay the price in respect of such services in amounts agreed by such Parties from time to time or (if such Parties do otherwise agree to such specific costs for such services or projects) shall bear all direct and indirect costs incurred by Producer in connection with such services or projects, plus the Mark-Up Percentage. Producer shall use commercially reasonable efforts to assist Purchaser with the completion of the projects that such Purchaser and Producer have agreed in writing from time to time to be accomplished in accordance with this Agreement to the extent of the resource commitments and on the timeline that such Purchaser and Producer may agree upon in writing from time to time; provided that, with respect to any projects for which expected resource requirements or expected timelines for performance are not specifically agreed by Purchaser and Producer, Producer’s efforts hereunder shall not be required to unreasonably disrupt or unreasonably divert resources from its other business operations, and the Transition Committee (as defined in the Separation Agreement) shall, in good faith, cooperate to determine the appropriate allocation of resources and timeline for such projects and any similar types of projects requested by Producer after the Effective Date. The timing of payments in respect of providing services necessary to comply with this Section 2.14 shall generally occur in a manner consistent with the timing of payments for services that are or were provided under the Transition Services Agreement during its term (such that any project-related payments for costs and expenses incurred by Producer or its Affiliates shall be promptly reimbursed by Purchaser based on monthly invoices, and not deferred until completion of the project or until incorporated into price adjustments to Supplied Products).

2.15     Obligations Regarding Dedicated Equipment.

(a)    Producer will use the Dedicated Equipment for the sole purpose of producing Supplied Products for sale to Purchaser as provided in this Agreement. Producer shall be responsible for qualifying the Dedicated Equipment, and for maintaining the Dedicated Equipment consistent with its practices as in effect from time to time with respect to manufacturing equipment serving its other business units.

(b)    Purchaser shall reimburse Producer for all out-of-pocket costs and expenses, such as the cost of parts and third-party labor, incurred by Producer in connection with such qualification, maintenance and repairs to the extent that such costs and expenses are not already included in Producer’s calculation of the Production Cost; provided that Producer shall provide Purchaser with advance written notice as soon as reasonably practicable after becoming aware of such requirement of any individual qualification, maintenance or repair that is expected to result in a charge to Purchaser pursuant to this sentence that exceeds US $100,000, it being understood that failure to provide such notice shall not relieve Purchaser of its obligations related thereto except to the extent Purchaser is prejudiced by the failure to provide such notice. Notwithstanding the foregoing, Producer shall (i) be solely responsible for any damage to the Dedicated Equipment caused by Producer’s failure to maintain the Dedicated Equipment in material accordance with applicable manufacturer’s maintenance specifications and any damage caused by the gross negligence or willful misconduct of Producer or its employees or agents with respect to the Dedicated Equipment, (ii) promptly notify Purchaser of any such damage caused by such action or inaction of Producer or its employees or agents, and (iii) cause any damage for which it is responsible pursuant to clause (i) to be repaired (or if necessary such damaged Dedicated Equipment to be replaced) promptly at Producer’s sole cost and expense. Dedicated Equipment shall at all times remain personal property, notwithstanding that such equipment, or any part thereof, may be affixed or attached to real property or any improvements thereon.

(c)    Upon termination of this Agreement, Purchaser shall be responsible for paying to Producer the final net book value of the Dedicated Equipment the (“Final Net Book Value”). Within 30 days after the termination of this Agreement, Producer shall send its calculation of the Final Net Book Value to Purchaser. Purchaser will pay or cause its Affiliates to pay all amounts due pursuant to this Section 2.15(c) within 30 days after the date of delivery of the Final Net Book Value calculation. The calculation of the Final Net Book Value will be determined solely by the Producer.

ARTICLE III

RECEIPT AND REJECTION OF PRODUCT

3.1    General. Purchaser shall have the right to reject all or any portion of a shipment of Supplied Products (a) that does not comply in any material respect with any of the covenants and agreements set forth in Section 8.1(a) or 8.1(b); or (b) which due to the fault or error of Producer, are not delivered in material compliance with the timeframes set forth herein and, as a result of such delay, Purchaser, after making reasonable efforts, is unable to use such Supplied Products; provided that Purchaser shall notify Producer within 60 days (with respect to rejections pursuant to clause (a)) or 10 days (with respect to rejections pursuant to clause (b)) after receipt of such shipment if it is rejecting a shipment (or portion thereof). Concurrently with the delivery of a notice of rejection (or as soon as practicable thereafter) of Supplied Product pursuant to Section 3.1, Purchaser shall send to Producer the Non-Complying Product or a representative sample of the Non-Complying Product (or a picture thereof if Producer and Purchaser agree that a picture is sufficient for purposes of the initial review). Producer shall notify Purchaser promptly, but in no event later than 30 days after receipt of a notice of rejection by Purchaser, whether it accepts Purchaser’s rejection of such Supplied Products.

3.2    Replacement of Supplied Products. Whether or not Producer accepts Purchaser’s rejection of Supplied Products in accordance with Section 3.1, promptly upon receipt of a notice of rejection, unless otherwise specified by Purchaser, Producer shall use commercially reasonable efforts to provide replacement Supplied Product for those rejected by Purchaser in the original shipment. If the Supplied Product rejected by Purchaser from the original shipment ultimately is found to be a Non-Complying Product due to a failure to comply in any material respect with any of the covenants and agreements set forth in Section 8.1(a) or 8.1(b), Purchaser shall be entitled to the remedies specified in Section 8.3. If it is determined subsequently that such Supplied Product was in fact conforming, then Purchaser shall be responsible not only for the purchase price of the allegedly Non-Complying Product (including all transportation charges) but also the purchase price of the replacement Supplied Product together with any special or extraordinary costs or expenses incurred by Producer in the manufacture of the replacement Supplied Product. In the event that Producer bears replacement costs or transportation charges hereunder due to its provision of Non-Complying Products, such costs shall not be incorporated into the calculation of Production Cost.

3.3    Independent Testing. In the event the Producer and Purchaser cannot agree as to whether any shipment of Supplied Product conforms with the Specifications, Producer and Purchaser shall engage a mutually agreed independent testing organization to evaluate the rejected Supplied Product and determine whether or not it is a Non-Complying Product, such determination to be final and binding on the Parties. Costs and expenses of such independent testing organization shall be borne by the Producer, if the Supplied Product is determined to be a Non-Complying Product, or by the Purchaser, if the Supplied Product conforms with the Specifications.

ARTICLE IV

INTELLECTUAL PROPERTY

4.1    Intellectual Property.

(a)    All Intellectual Property, together with all materials, data, writings and other property in any form whatsoever, related to the Supplied Products, in each case, owned or controlled by Purchaser and/or its respective Affiliates (including pursuant to the Separation Agreement immediately after the Closing (as defined in the Separation Agreement) or otherwise during the Term) (the “Purchaser Intellectual Property”), shall remain, as between the Parties, owned or controlled by Purchaser. For the purposes of clarity only, all Intellectual Property related to the Supplied Products is Purchaser Intellectual Property.

(b)    For clarity, except as permitted by this Agreement and as may be permitted by the Transitional Trademark License Agreement, the Producer and its divisions and affiliated entities shall not at any time own, use or register, authorize the registration of, or maintain any trademark or domain name consisting of the trademarks licensed under the Transitional Trademark License Agreement.

4.2    Purchaser Trademark License and Permission Grant.

(a)    Subject to the terms of this Agreement Purchaser hereby grants to Producer a limited, fully paid-up, non-exclusive, non-transferable and non-sublicenseable license during the Term to the Purchaser Permitted Marks in any country or jurisdiction in which (i) Purchaser has a registered trademark or other similar rights with respect to the applicable Purchaser Permitted Mark and (ii) the Purchased Products were manufactured as of the Closing Date under the respective trademarks for purposes of providing the Supplied Product marked with a Purchaser Permitted Mark to Purchaser under this Agreement.

(b)    On the termination or expiration of this Agreement for any reason, all licenses under this Agreement with respect to the Purchaser Permitted Marks are immediately terminated and no rights under the Purchaser Permitted Marks shall survive the termination of the Agreement in any way.

(c)    On the termination or expiration of a product supply obligation for a product listed on Exhibit A to which a Purchaser Permitted Mark relates, all licenses under this Agreement with respect to such Purchaser Permitted Mark is immediately terminated and no rights under such Purchaser Permitted Mark shall survive the termination of the Agreement in any way.

4.3    Limited Right to Use. Subject to the provisions of Sections 4.2, nothing set forth in this Agreement shall be construed to grant to any Party any title, right or interest in or to any Intellectual Property owned or controlled by any other Party or any of its Affiliates. Except as otherwise expressly set forth in any other Ancillary Agreement (or any other agreement between the Parties), use by Producer of any Purchaser Intellectual Property shall be limited exclusively to its performance of this Agreement.

ARTICLE V

INITIAL TERM AND RENEWAL

5.1    Initial Term. The initial term of this Agreement (the “Initial Term”) shall commence on the Effective Date and, subject to each Party’s termination rights under Article IX, shall expire at the end of the day on the initial termination date set forth on Exhibit A with respect to each Supplied Product, unless extended as provided in Section 5.2.

5.2    Alternative Sourcing; Renewal. This Agreement may only be extended (each such extension with respect to any Supplied Product, a “Renewal Term,” and, collectively with the Initial Term, the “Term”) with respect to any Supplied Product if and to the extent expressly set forth on Exhibit A or as otherwise expressly agreed in writing by the Parties. Purchaser shall use commercially reasonable efforts during the Initial Term and any Renewal Term to secure a reasonably satisfactory alternative source of each Supplied Product (whether from a third party or developed internally) as soon as reasonably practicable after the Effective Date.

5.3    Maximum Term. Notwithstanding anything to the contrary herein or in any Exhibit hereto, no Initial Term may extend beyond the two year anniversary of the Distribution Date (as defined in the Separation Agreement), and no Renewal Term may extend beyond the third anniversary of the Distribution Date (as defined in the Separation Agreement).

ARTICLE VI

PRICES

6.1    General. The initial unit price for each Supplied Product sold by Producer to Purchaser shall be the Unit Production Cost as agreed upon by Producer and Purchaser (plus the Mark-Up Percentage), subject to the adjustment or additions set forth in Sections 6.2, 6.3 or 6.4. Such prices do not include the charges provided for in Sections 6.3 or 6.4, which shall be additional charges over and above the charges contemplated by this Section 6.1, as adjusted in accordance with Section 6.2.

6.2    Price Adjustments. In connection with Producer’s planning and budgeting process, and as part of the required review to determine the following year’s Production Cost Price Adjustment, Purchaser shall provide an annual operating plan (including unit volumes for each Supplied Product, by month and by code, based on agreed-upon target yield) with respect to the expected demand for each Supplied Product at each facility subject to this Agreement not later than July 31 of each Contract Year, with such annual operating plan covering the immediately following Contract Year (the “Annual Supplied Product Quantity”). Based on such annual operating plan and using information available for the current year’s preliminary and estimated Production Costs, Producer shall provide Purchaser with an updated Unit Production Cost for each Supplied Product for the following Contract Year not later than October 31 of the year in which such annual operating plan is delivered. Purchaser and Producer shall cooperate with each other to review the annual operating plan data and assumptions, as well as the production cost data and estimates, in each case as are used to determine the updated Unit Production Cost, with good faith efforts used to resolve any open questions or issues related thereto in a timely fashion. If Purchaser disagrees with any updated Unit Production Cost, it shall provide written notice to Producer that it disputes such amount within 30 days after receiving notice thereof, and the absence of any such notice of dispute shall be deemed to be agreement with such change; provided that, regardless of any dispute, the amount of the updated Unit Production Cost shall become effective as if the amount had not been disputed until such time as the dispute is finally resolved. Any such increase or decrease in the Unit Production Cost shall take effect as of the first day of the Contract Year immediately following the Purchaser’s required delivery of the annual operating plan in accordance with this Section 6.2, with the new price for each Supplied Product to equal the Unit Production Cost of such Supplied Product for such Contract Year, plus the Mark-Up Percentage (such adjustment to price, a “Production Cost Price Adjustment”). Producer shall use commercially reasonable efforts, consistent with its efforts with respect to its other business units, to mitigate any increase in the Unit Production Cost, subject to the limitations contained in this Section 6.2.

6.3    Taxes. Unless otherwise indicated on Exhibit A, any prices and other charges set forth in Exhibit A do not, and any adjusted prices pursuant to Section 6.2 shall not, include sales, use, excise, occupation, privilege, value-added or similar taxes. Purchaser shall pay, or reimburse Producer for (in each case, for the avoidance of doubt, in addition to the applicable purchase price), the gross amount of any present or future sales, use, excise, occupation, privilege, value-added or other similar tax (excluding any tax on net income, corporate franchise tax or fee or any similar tax or fee) applicable to the sale or furnishing of any Supplied Products to Purchaser. Purchaser shall be responsible for the payment of all duties, tariffs, value-added taxes, and other taxes and charges payable on the exportation or importation of the Supplied Products.

6.4    Pass-Through Expenses. The Parties agree to cooperate and use commercially reasonable efforts to obtain any necessary consents required under any existing Contract with a Third Party to allow Producer to perform its obligations hereunder; provided that Producer and its Affiliates shall not be required to pay any fee or other amount in respect of any such consent. Any costs and expenses incurred by any Party in connection with obtaining any such consent that is required to allow Producer to perform its obligations hereunder shall be borne by Purchaser; provided that no such costs or expenses shall be payable by Purchaser unless approved in advance in writing by Purchaser.

6.5    Audit. In the event of any Production Cost Price Adjustment pursuant to Section 6.2 with respect to any Supplied Product, Purchaser may perform an audit of Producer’s records directly associated with such Production Cost Price Adjustment or other increase or credit, if notice of such audit is provided within three months after the Production Cost Price Adjustment or other increase has become effective (or, in the case of quarterly payments or credit based on variance from Unit Production Cost, within three months after notice of such increase or credit is delivered to Purchaser). Purchaser may use independent auditors, who may participate fully in such audit. If an audit is proposed with respect to information which Producer wishes not to disclose to Purchaser (“Restricted Information”), then on the written demand of Producer, the individuals conducting the audit with respect to Restricted Information will be limited to the independent auditors of Purchaser. Such independent auditors shall enter into an agreement with the Parties under which such independent auditors shall agree to maintain the confidentiality of the information obtained during the course of such audit (including an agreement to not share such information with Purchaser) and establishing what information such auditors will be permitted to disclose to report the results of any audit of Restricted Information to the Party requesting the audit. Any such audit shall be conducted during regular business hours and in a manner that does not interfere unreasonably with Producer’s operations. Each audit shall begin upon the date specified in a Notice given by Purchaser to Producer a minimum of 30 days prior to the commencement of the audit; provided that, if the date so specified shall conflict with a regulatory inspection or audit, plant shutdown or other similar event, the Parties shall cooperate to establish a mutually agreeable commencement date. Such audit shall be performed diligently and in good faith and shall be completed within 30 days of the commencement thereof; provided that, to the extent that Purchaser’s compliance with such timeframe for completion is not feasible due to Producer’s failure to provide timely access to documentation reasonably requested by Purchaser in connection with such audit, such 30-day period shall be extended as reasonably necessary. Any undisputed overpayment or underpayment of amounts due under this Agreement determined by this Section 6.5 shall be due and payable to the other Party by the Party owing such amount within 30 days after notice of such audit finding. Purchaser shall bear the full cost of such audit unless in the event that any audit performed hereunder results in a decrease of 10% or more in any amount due Producer hereunder, then Producer shall be obligated to pay the out-of-pocket audit costs paid to any Third Party auditor engaged to conduct such audit up to a maximum amount of the lesser of the amount of such adjustment and $100,000; provided that any such Third Party auditor’s fees shall have been on an hourly or flat fee basis without a contingency or other performance or bonus fee. In the event Producer bears any audit costs hereunder, such costs shall not be incorporated into the calculations for the Production Cost.

ARTICLE VII

INVOICING AND PAYMENTS

7.1    Invoicing. Producer will submit or cause to be submitted to Purchaser for payment invoices of amounts due under this Agreement. At Producer’s option, separate invoices may be submitted (on different periodic schedules) by its separate divisions or Affiliates or with respect to individual Production Facilities, or Producer may combine the invoices of one or more of such divisions, Affiliates or Production Facilities. The invoices will specify the Supplied Products provided and will contain or be followed by such other supporting detail as Purchaser may from time to time reasonably request. Within 30 days of the final date of delivery of Supplied Products by Producer hereunder, Producer shall submit a final invoice to Purchaser, which shall include the cost of any raw materials or work in progress related to the Supplied Products and which shall be subject to the payment terms set forth herein.

7.2    Payment. Purchaser will pay or cause its Affiliates receiving the Supplied Products to pay all amounts due pursuant to this Agreement within 30 days after the date of delivery of each such payment invoice of amounts due hereunder (the “Due Date”).

7.3    Overdue Payments. If any amounts due hereunder have not been received by the Due Date, such overdue amounts shall bear interest from the Due Date at the rate of 5% per year (or the highest amount permitted by Law, if lower), or portion thereof, until received. Such interest shall be calculated on the basis of the actual number of days elapsed from the Due Date up to and including the actual date of payment, without compounding.

7.4    Applicable Currency. All invoices issued pursuant to this Agreement shall be expressed in terms of, and payments made pursuant to this Agreement shall be made in, U.S. dollars (USD).

7.5    No Acknowledgement. Neither payments made by Purchaser nor the acceptance of payments by Producer in an amount less than the amount shown on any invoice from Producer shall be construed as an acceptance or agreement with the amount so stated or the amount received. Either Party may recover from the other the amount of any overpayment or underpayment. Without limiting the generality of the foregoing, Producer may supplement any invoice it renders to Purchaser hereunder for less than the full amount to which it is entitled.

ARTICLE VIII

WARRANTIES; REMEDIES; LIMITATION ON LIABILITY

8.1    Producer Warranties.

(a)    Producer covenants and agrees that each Supplied Product delivered to Purchaser hereunder will at the time of delivery (i) materially conform with the Specifications applicable to such Supplied Product (except to the extent any Purchaser Supplied Components result in such Supplied Product not conforming with Specifications) and (ii) have been manufactured, processed, labeled, packaged, stored and held in material compliance with cGMP and in accordance with the Quality Agreement.

(b)    Producer covenants and agrees that (i) all equipment, tooling and molds utilized in the manufacture and supply of Supplied Products hereunder by Producer, during the Term, be maintained in good operating condition and shall be maintained and operated in material accordance with all applicable Laws, including cGMPs and (ii) Producer shall perform all of its obligations under this Agreement in material compliance with all applicable Laws. Producer covenants and agrees that it shall hold during the Term all material licenses, permits and similar authorizations required by any Governmental Authority for Producer to perform its obligations under this Agreement.

(c)    Producer represents and warrants that it (i) is duly organized, validly existing and in good standing under the laws of its applicable jurisdiction of organization, (ii) has power and authority necessary to conduct its business as currently being conducted and as contemplated herein, (iii) has power and authority to make, deliver and perform its obligations under this Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, (iv) has duly executed and delivered this Agreement, and such Agreement constitutes the legal, valid and binding obligation of it and is enforceable in accordance with its terms and does not require the consent of, authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

8.2    Disclaimer. The covenants, agreements, representations and warranties of Producer and Purchaser set forth in this Article VIII shall be continuing and shall be binding upon each of them and their successors and assigns and shall inure to the benefit of the other Parties and their successors and assigns. The covenants, agreements, representations and warranties provided by this Article VIII shall not apply to any defect or non-conformity with Specifications caused by the abuse, alteration or modification of the Supplied Products by the Purchaser or any Third Party. THE COVENANTS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES EXPRESSLY AND SPECIFICALLY PROVIDED BY PRODUCER AND ITS AFFILIATES IN THIS AGREEMENT ARE THE SOLE COVENANTS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES OF PRODUCER AND ITS AFFILIATES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT. NO OTHER COVENANTS, AGREEMENTS, REPRESENTATIONS OR WARRANTIES ARE PROVIDED WITH RESPECT TO THE SUPPLIED PRODUCTS AND THE COVENANTS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES EXPRESSLY AND SPECIFICALLY MADE IN THIS AGREEMENT ARE MADE IN LIEU OF ANY AND ALL OTHER COVENANTS, AGREEMENTS,

WARRANTIES, REPRESENTATIONS AND GUARANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES AS TO QUALITY, PERFORMANCE, MERCHANTABILITY, NONINFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE; PROVIDED, HOWEVER, THAT THE LIMITATIONS SET FORTH IN THIS SECTION 8.2 SHALL NOT NEGATE OR OTHERWISE AFFECT ANY COVENANT, AGREEMENT, REPRESENTATION OR WARRANTY THAT ANY PARTY MAY HAVE EXPRESSLY AND SPECIFICALLY MADE UNDER THE SEPARATION AGREEMENT OR ANY OTHER ANCILLARY AGREEMENT.

8.3    Remedy For Breach. In the event of any failure to comply with Sections 8.1(a) or 8.1(b) (any Supplied Products provided in breach of such Sections, “Non-Complying Products”), the sole and exclusive remedy (subject to Section 12.1, if applicable) of Purchaser or any other Indemnitee shall be to, at Purchaser’s option, either (a) require Producer to, at its option, promptly repair or replace the Non-Complying Products with Supplied Products that comply with such warranties at no additional cost to Purchaser (in which case Producer shall bear the cost of all associated transportation and/or disposal charges) or (b) receive a full credit for the purchase price of all Non-Complying Products against current invoices payable by Purchaser to Producer under this Agreement (if no invoices are currently payable by Purchaser to Producer, Producer promptly shall issue a refund to Purchaser of the amount of any such credit by wire transfer of immediately available funds to a bank account as specified by Purchaser). Notwithstanding anything to the contrary in this Agreement (including any limitations on liability), Producer shall also be obligated for all transportation and disposal costs associated with any Non-Complying Products; provided that obligations in respect of recalls, withdrawals or field corrections of any Purchaser Supplied Components shall continue to be limited as set forth in Section 12.1 and this Section 8.3 shall in no way be deemed to increase the liability of Producer, its Affiliates or any Indemnifying Party with respect to the matters described in Section 12.1.

8.4    Limitation on Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL (A) ANY PARTY OR ANY OTHER INDEMNIFYING PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL, EXEMPLARY, REMOTE, SPECULATIVE, PUNITIVE OR SIMILAR DAMAGES OR LOST PROFITS SUFFERED BY AN INDEMNITEE, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER AND (B) PRODUCER’S TOTAL LIABILITY ARISING UNDER THIS AGREEMENT EXCEED, ON A PRODUCT-BY-PRODUCT BASIS, THE TOTAL PRICE PAID BY OR ON BEHALF OF PURCHASER TO PRODUCER OR ITS AFFILIATES IN THE IMMEDIATELY PRECEDING 12 MONTHS FOR SUCH SUPPLIED PRODUCT HEREUNDER; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 8.4 SHALL LIMIT OR EXCLUDE ANY DAMAGES OR CLAIMS TO THE EXTENT ARISING OUT OF A BREACH OF SECTION 15.1 OF THIS AGREEMENT.

8.5    Purchaser Warranties.

(a)    Purchaser covenants and agrees that the Purchaser Supplied Components, as furnished to Producer under this Agreement, shall be used, handled or stored in material accordance with the Specifications, all applicable Laws, and the Quality Agreement and shall materially conform to the applicable specifications for such Purchaser Supplied Components.

(b)    Purchaser covenants and agrees that the use of any Purchaser Supplied Components or Purchaser Intellectual Property by Producer in completing its obligations hereunder will materially comply with all applicable Laws and will not infringe or otherwise violate the Intellectual Property of any Person.

(c)    Purchaser represents and warrants that it (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has power and authority necessary to conduct its business as currently being conducted and as contemplated herein, (iii) has power and authority to make, deliver and perform its obligations under this Agreement and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, (iv) has duly executed and delivered this Agreement, and such Agreement constitutes the legal, valid and binding obligation of it and is enforceable in accordance with its terms and does not require the consent of, authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

ARTICLE IX

TERMINATION

9.1    Normal Termination of Agreement. This Agreement shall terminate when the Initial Term and any other Renewal Terms for each Supplied Product covered thereby shall have expired without renewal.

9.2    Other Terminations; Consequences of Termination

(a)    In the event that either Party (the “Insolvent Party”): (i) becomes insolvent, or institutes or has instituted against it a petition for bankruptcy or is adjudicated bankrupt, (ii) executes a bill of sale, deed of trust, or a general assignment for the benefit of creditors, (iii) is dissolved or transfers a substantial portion of its assets to a Third Party or (iv) has a receiver appointed for the benefit of its creditors, or has a receiver appointed on account of insolvency, then the Insolvent Party shall immediately notify the other of such event and such other Party shall be entitled to: (A) terminate this Agreement for cause immediately upon written notice to the Insolvent Party or (B) request that the Insolvent Party or its successor provide adequate assurances of continued and future performance in form and substance acceptable to such other Party, which shall be provided by the Insolvent Party within 10 calendar days of such request, and the other Party may terminate this Agreement for cause immediately upon written notice to the Insolvent Party in the event that the Insolvent Party fails to provide such assurances acceptable to the other Party within such 10-day period.

(b)    Either Party may terminate this Agreement for cause immediately upon written notice to the other in the event that such other Party fails to perform or comply with any material obligation or requirement under this Agreement, through no fault of the Party initiating such termination, that remains uncured for 30 calendar days following written notice to such Party of such breach.

(c)    Producer may terminate this Agreement (i) at any time upon 30 days’ written notice to Purchaser if Purchaser fails to purchase the Minimum Annual Volume or

(ii) without cause at any time with at least 6 months’ written notice to Purchaser; provided that no such termination pursuant to this Section 9.2(c)(ii) shall be effective prior to the second anniversary of the date of this Agreement.

(d)    Purchaser may terminate this Agreement in whole or with respect to any Supplied Product at any time upon 9 months’ written notice to Producer.

(e)    Upon the termination or expiration of this Agreement (or of the requirement to provide any Supplied Product pursuant to this Agreement), Purchaser will purchase at cost all raw materials, components, labeling or packaging or other inventories held by Producer in the ordinary course of manufacturing or supplying the Supplied Products, including any unique materials used to support production for Purchaser, and any works in progress related to any Supplied Products; provided that Producer uses commercially reasonable efforts to reduce or exhaust existing stocks of all such materials or inventories prior to the date of expiration or termination. All delivery, removal and transportation costs incurred in connection with this Section 9.2(e) shall be borne by Purchaser except in the event Purchaser terminates this Agreement pursuant to Section 9.2(a) or 9.2(b), in which case all such reasonable costs shall be borne by Producer to the extent such costs are in excess of the amount that would have been incurred for similar delivery, removal or transportation had this Agreement expired at the end of the then-current Term.

9.3    Transitional Support.

(a)    Upon or within a mutually agreed time period prior to the expiration or termination of the Term (or such earlier time as may be requested by Purchaser), with respect to each family of Purchaser Products provided pursuant to this Agreement, Producer shall use commercially reasonable efforts to provide reasonable technical support to Purchaser, as set forth in this Section 9.3, to assist Purchaser in the technology transfer of production of such Purchaser Products to either one facility of Purchaser or one facility of an alternative source of supply as designated by Purchaser (“Technical Support,” and such facility, the “Receiving Site”); provided that this Section 9.3 shall not be deemed to require Producer to transfer any rights with respect to Intellectual Property; provided further that, to the extent any written agreement between Producer and Purchaser with respect to this Agreement sets forth a number of hours of Producer’s time or other requirements (or limitations) with respect to the Technical Support obligations described herein, such requirements or limitations shall supersede any more general requirements described in this Section 9.3 with respect to the same subject matter.

(b)    Purchaser or such designated alternative source supplier shall be responsible for providing leadership of any technology transfer from Producer. For the avoidance of doubt, Purchaser or such designated alternative source supplier shall be solely responsible (subject in any case to the limitations described herein, including in Section 9.3(a), with respect to the scope of the Technical Support) for identifying any and all Technical Support that is required from Producer to assure such technology transfer is successful.

(c)    The Parties shall reasonably cooperate and mutually agree to facilitate the provision of any additional reasonable Technical Support with respect to the applicable Purchaser Product to Purchaser or such designated alternative source supplier, including assistance through the transfer process, Producer personnel visits to the Receiving Site, and training and troubleshooting during the Receiving Site’s first production run of the Purchaser Product, in each case as and to the extent agreed by Producer in each instance (and subject to Section 9.3(f)).

(d)    Producer shall have the right to prioritize its own projects and activities over any Technical Support hereunder with respect to staffing, production activities and other resources or obligations. In addition, Producer shall have no obligation to hire or retain any individuals or make any capital expenditures in connection with the Technical Support, and Producer’s obligation to provide Technical Support is contingent upon the continued employment by Producer of those individuals capable of providing such Technical Support. If any Producer personnel involved in providing the Technical Support to Purchaser hereunder is hired by Purchaser or any of its Affiliates, Producer’s obligation to provide any portion of the Technical Support under this Agreement that was previously provided by such Producer personnel shall terminate and be of no further force or effect.

(e)    Purchaser shall be solely responsible for any and all regulatory or other Governmental Authority requirements, activities and related costs and expenses that arise in conjunction with any Technical Support, technology transfer of production or production of each Purchaser Product to or at the Receiving Site. These activities may also include creation of additional data or technical information, analytical method modifications or other work of a technical nature required to support regulatory queries or contemporary standards and guidelines driven by the manufacturing transfer.

(f)    Purchaser shall be responsible for and shall promptly reimburse Producer upon Producer’s written request for, any and all out-of-pocket costs and expenses incurred by or on behalf of Producer in connection with any Technical Support under this Agreement, as well as Producer’s time (charged at then-current staff rates).

(g)    Notwithstanding anything to the contrary herein, Producer’s obligations pursuant to this Section 9.3 shall only apply if (i) Producer has terminated this Agreement pursuant to Section 9.2(c)(ii) and (ii) both at the time of Producer providing notice of termination pursuant to Section 9.2(c) (ii) and at any time between the date of such notice and the termination date, Producer has no other termination right. For the avoidance of doubt, Purchaser shall have no rights to any continuing supply of the Supplied Products or any technology or processes related to the production of such Supplied Products if this Agreement expires or terminates other than pursuant to Section 9.2(c) (ii). If Producer is required to provide the transitional support described in this Section 9.3, in no case shall such obligation required Producer to disclose, license or otherwise provide confidential or proprietary information of Producer for any purpose other than continued production of the Supplied Products with respect to the Business or any Third Party, in connection with this Agreement or any Technical Support or technology transfer therein.

ARTICLE X

INDEMNITY

10.1    Producer’s Obligation. Producer agrees to indemnify and hold harmless Purchaser’s Indemnitees from and against, and in respect of, any and all Liabilities to Third Parties incurred by any of Purchaser’s Indemnitees that arise out of, relate to, or result from:

(a)    any material failure by it or any of its Affiliates to comply in any respect with any of the covenants, agreements, representations or warranties set forth in Section 8.1;

(b)    any material breach by it of its obligations under this Agreement.

provided, however, that this Section 10.1 shall not apply to any Liabilities to the extent that the Liability is within the scope of the indemnity obligations set forth in Section 10.2 below. Expenses shall be reimbursed or advanced when and as incurred promptly upon submission of statements by any Indemnitee to Producer.

10.2    Purchaser’s Obligation. Purchaser agrees to indemnify and hold harmless Producer’s Indemnitees from and against, and in respect of, any and all Liabilities to Third Parties asserted against or incurred by any of Producer’s Indemnitees that arise out of, relate to or result from:

(a)    any actual or alleged infringement, misappropriation or violation of the patent, copyright, trademark or other proprietary rights or Intellectual Property of any Third Party, arising out of the use by Producer of Purchaser Products or Purchaser Supplied Components in accordance with the Specifications;

(b)    any actual or alleged infringement, misappropriation or violation of the patent, copyright, trademark or other proprietary rights or Intellectual Property of any Third Party by the Purchaser Products or Purchaser Supplied Components;

(c)    the development, manufacture, storage, promotion, marketing, distribution, sale or use of any Supplied Product;

(d)    any failure of the Purchaser Supplied Components to comply in any material respect with the Specifications therefor; or

(e)    any material breach by it of its obligations under this Agreement;

provided, however, that this Section 10.2 shall not apply to any Liabilities to the extent that the Liability is within the scope of the indemnity obligations set forth in Section 10.1 above; and provided, further, that clause (c) shall not include the manufacture or storage by or on behalf of Producer of Supplied Products in material breach of the warranties contained in Section 8.1. Expenses shall be reimbursed or advanced when and as incurred promptly upon submission of statements by any Indemnitee to Purchaser.

10.3    Procedures for Indemnification of Third-Party Claims.

(a)    Notice of Claims. If, at or following the Effective Date, an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Parent Group or the SpinCo Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within 30 days (or sooner if the nature of the Third-Party Claim so requires) after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail, including the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim. Notwithstanding the foregoing, the failure of an Indemnitee to provide notice in accordance with this Agreement shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnitee’s failure to provide notice in accordance with this Section 10.3.

(b)    Control of Defense. An Indemnifying Party shall defend (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided, that, prior to the Indemnifying Party assuming and controlling the defense of such Third-Party Claim, it shall first confirm to the Indemnitee in writing that, assuming the facts presented to the Indemnifying Party by the Indemnitee are true, the Indemnifying Party shall indemnify the Indemnitee for any such damages to the extent resulting from, or arising out of, such Third-Party-Claim. Notwithstanding the foregoing, if in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true in all material respects and (ii) such untruth provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall promptly thereafter provide the Indemnitee written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim and (B) the Indemnitee shall assume the defense of such Third-Party Claim, provided, however, that the Indemnifying Party shall not assume the defense of any Third-Party Claim to the extent such Third-Party Claim (x) is an Action by a Government Authority, (y) involves an allegation of a criminal violation or (z) seeks injunctive relief against the Indemnitee.

(c)    Allocation of Defense Costs. An Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense a Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnitee for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense.

(d)    Right to Monitor and Participate. An Indemnitee shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnitee, but the fees and expenses of such counsel shall be at the expense of such Indemnitee and the provisions of this Section 10.3(d) shall not apply to such fees and expenses. Notwithstanding the foregoing, but subject to this Agreement, the Indemnitee shall cooperate with the Indemnifying Party in the defense of any Third-Party Claim and make available to the Indemnifying Party, at the Indemnitee’s expense, all witnesses, information and materials in the Indemnitee’s possession or under the Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party. In addition to the foregoing, if any Indemnitee reasonably determines in good faith that such Indemnitee and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnitee shall have the right to employ separate counsel (including local counsel) and to participate in (but not control) the defense, compromise, or settlement thereof, and in such case the Indemnifying Party shall bear the reasonable fees and expenses of such counsel for all Indemnitees.

(e)    No Settlement. Neither any member of the Parent Group, nor any member of the SpinCo Group, may settle or compromise any Third-Party Claim for which a SpinCo Indemnitee or a Parent Indemnitee, respectively, is seeking or is reasonably expected to seek to be indemnified hereunder without the prior written consent of SpinCo or Parent, respectively, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages that are fully payable by the settling or compromising Party, does not involve any admission, finding or determination of wrongdoing or violation of Law by any SpinCo Indemnitee or any Parent Indemnitee, respectively, provides for a full, unconditional and irrevocable release of each SpinCo Indemnitee or each Parent Indemnitee, respectively, from all Liability in connection with the Third-Party Claim. The Parties hereby agree that if a Party delivers the other Party a written notice containing a proposal to settle or compromise a Third-Party Claim for which an Indemnitee is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within 10 business days or such longer period, not to exceed 20 days, as may be agreed by the Parties, (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(f)    Allocation of Proceeding Liabilities. The Parties acknowledge that Liabilities for Actions (regardless of the parties to the applicable Action) may be partly Parent Liabilities and partly SpinCo Liabilities. If the Parties cannot agree on an allocation of any such Liabilities for Actions, they shall resolve the matter pursuant to the procedures set forth in this Agreement. Neither Party shall, nor shall either Party permit its Subsidiaries to, file Third Party claims or cross-claims against the other Party or its Subsidiaries in an Action in which a Third Party Claim is being resolved.

(g)    Cooperation as to Removal. Each of the Parties agrees that at all times from and after the Effective Date, if an Action is commenced by a Third Party naming two or more Parties (or any Affiliates of such Parties) as defendants and with respect to which one or more named Parties (or any Affiliates of such Parties) is a nominal defendant and/or such Action is related solely to an Asset or Liability that the other Party has been allocated under this Agreement, then the other Party or Parties shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

10.4    Additional Matters.

(a)    Timing of Payments. Indemnification or contribution payments in respect of any Liabilities for which an Indemnitee is entitled to indemnification or contribution under this Agreement shall be paid reasonably promptly (but in any event within 30 days of the final determination of the amount that the Indemnitee is entitled to indemnification or contribution under this Agreement) by the Indemnifying Party to the Indemnitee as such Liabilities are incurred upon demand by the Indemnitee, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities. The indemnity and contribution provisions contained in this

Agreement shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, and (ii) the knowledge by the Indemnitee of Liabilities for which it might be entitled to indemnification hereunder.

(b)    Notice of Direct Claims. Any claim for indemnification or contribution under this Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the applicable Indemnifying Party within 30 days of such determination that such matter has given, or will likely give rise to, a right of indemnification under this Agreement; provided that the failure by an Indemnitee to so assert any such claim shall not prejudice the ability of the Indemnitee to do so at a later time, except to the extent (if any) that the Indemnifying Party is actually prejudiced thereby. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under Section 10.3 or this Section 10.4 or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall, subject to the provisions of this Agreement, be free to pursue such remedies as may be available to such Party as contemplated by this Agreement, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)    Pursuit of Claims Against Third Parties. If (i) a Party incurs any Liability arising out of this Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against such Third Party.

(d)    Subrogation. In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e)    Limitations on Subrogation Rights and Pursuit of Claims. Notwithstanding Sections 10.4(c) and 10.4 (d), without the prior written consent of the Indemnitee (which shall not be unreasonably withheld), no Indemnifying Party shall have the right to pursue claims not directly available to it, or otherwise cause any Indemnitee to pursue any such claims, against Third Parties (other than insurance providers) with whom any Indemnitee (or Affiliate thereof) has a material commercial relationship, if such Indemnitee (or Affiliate thereof) determines in good faith that the pursuit of such claim would reasonably be expected to materially disrupt or diminish the commercial relationship with such Third Party.

(f)    Substitution. In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section 10.4 and Section 10.5, and the Indemnifying Party shall fully indemnify the named defendant against all reasonable costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

(g)    Tax Matters Agreement Coordination. The provisions of Section 10.5(a)-(f) shall not apply to Taxes to the extent specifically addressed in the Tax Matters Agreement, subject to the terms thereof. It is understood and agreed that Taxes and Tax matters, including the control of Tax-related proceedings, shall be governed by the Tax Matters Agreement to the extent specifically addressed in the Tax Matters Agreement, subject to the terms thereof. In the case of any conflict or inconsistency between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall prevail.

10.5    Right of Contribution. If any right of indemnification contained in Section 10.1 or 10.2 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnitee in respect of any Liability for which such Indemnitee is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts paid or payable by the Indemnitees as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnitees entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

10.6    Sole Monetary Remedy. The remedies provided in this Article X, together with any other monetary remedy, obligation or reimbursement expressly and specifically contemplated by this Agreement (including as set forth in Article VI, and Sections 8.3 and12.1(b)), shall be the sole monetary remedies available in respect of this Agreement.

10.7    Survival of Indemnities. The rights and obligations of each of the Parties and their respective Indemnitees under this Article X shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any Liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its respective Group.

ARTICLE XI

REGULATORY MATTERS

11.1    Producer’s Regulatory Responsibilities Regarding Supplied Products. At all times during the Term, Producer shall be solely responsible for maintaining the Production Facilities, equipment and processes used in producing the Supplied Products and in performing Producer’s other obligations under this Agreement.

11.2    Purchaser’s Regulatory Responsibilities Regarding Purchaser Products. Except as specifically stated otherwise in this Agreement, Purchaser shall be responsible for all regulatory matters relating to or involving any Purchaser Product, including all decisions and actions with respect thereto. Producer shall reasonably cooperate with Purchaser in connection with Purchaser’s responsibilities under this Section 11.2. Purchaser shall, with respect to any such regulatory matters: (a) act as liaison with the FDA or other Medical Regulatory Authority or Certification Body; (b) collect appropriate data and information from Producer and then prepare and make all Purchaser-required submissions to the appropriate Medical Regulatory Authorities or Certification Bodies (e.g., the annual reports, notifications, renewals, etc.); (c) monitor all studies pertinent to regulatory matters; and (d) obtain all required regulatory approvals. In particular, Purchaser shall:

(a)    Prepare and obtain approval of and hold all 510(k) notifications and other new product submissions as required by the FDA and the Act, or any other relevant Medical Regulatory Authority or Certification Body, relating to the Purchaser Products;

(b)    List the Purchaser Products pursuant to Section 510 of the Act or other similar requirements of Law;

(c)    Comply with 21 CFR §820.30, if applicable, and other similar design control provisions of Regulations issued by the FDA or other relevant Medical Regulatory Authority or Certification Body;

(d)    Provide Producer with copy for labeling to physically accompany Purchaser Products (not including promotional labeling) to the extent required to comply with the Act or other relevant Medical Regulatory Authority or Certification Body;

(e)    Report to the FDA or other relevant Medical Regulatory Authority or Certification Body;

(f)    Administer all requisite field corrective actions, product holds, recalls, withdrawals or quarantines relating solely to Purchaser Products; and

(g)    Prepare, obtain approval and hold all Product Technical Files, Notifications and other new product dossiers required by Law, including any applicable Medical Regulatory Authority or Certification Body relating to the Purchaser Products.

11.3    Reference Filings. Upon the reasonable request of Purchaser, Producer will grant Purchaser the right to cross-reference filings held in Producer’s name with applicable Medical Regulatory Authorities to the extent reasonably necessary in connection with Purchaser’s obtaining and maintaining marketing approval for any Supplied Product and to the extent such grant will not violate applicable confidentiality obligations.

11.4    No Debarred Service Provider. Producer has not and will not use the services of employees or Subcontractors who have been debarred by the FDA or any other Medical Regulatory Authority or Certification Body and, at Purchaser’s reasonable written request, will not use the services of any particular employees or Subcontractors identified by Purchaser in connection with the manufacture of Supplied Products pursuant to this Agreement. If Producer becomes aware that an employee, Subcontractor or employee of Subcontractor has been debarred and said person performed, in any capacity, services in connection with a Supplied Product, Producer shall promptly notify Purchaser of such person’s debarment.

11.5    Quality Agreement. In the event of any conflict or inconsistency between this Agreement and the Quality Agreement, this Agreement shall govern except with respect to quality and regulatory matters, which shall be governed by the Quality Agreement.

ARTICLE XII

PRODUCT RECALLS

12.1    Investigation; Recall; Voluntary Withdrawal.

(a)    Purchaser shall have the responsibility for investigating, evaluating and making all determinations with respect to recalls, withdrawals or field corrections of any Purchaser Product. In the event that (i) Purchaser reasonably determines that any such Purchaser Product should be recalled, withdrawn or subject to a field correction for any reason, (ii) a Medical Regulatory Authority in any country shall allege or prove that any such Purchaser Product does not comply with Laws in such country and should be recalled, withdrawn or subject to a field correction, or (iii) a court of competent jurisdiction or other Governmental Authority orders such a recall, withdrawal or field correction, Purchaser shall promptly notify Producer and both Parties shall cooperate fully regarding the investigation and disposition of any such matter.

(b)    To the extent that any recall, withdrawal or field correction is due to the failure of Producer (and/or any of its Affiliates or any Person acting on behalf of Producer or any of its Affiliates) to deliver Supplied Products that materially comply with any of the covenants or agreements contained in Section 8.1(a) or 8.1(b), Producer shall: (i) promptly replace, at no cost or expense to Purchaser, the recalled, withdrawn or field corrected Supplied Product with Supplied Product which conforms to the covenants and agreements contained in Sections 8.1(a) and 8.1(b), and (ii) bear all costs of conducting the recall, withdrawal or field correction in accordance with the recall guidelines of the applicable Medical Regulatory Authority, provided that such costs shall not exceed the amount of fees paid by Purchaser to Producer hereunder with respect to such Products over the prior 12 months. If each of Producer and Purchaser contributes to the cause for a recall, withdrawal or field correction, the limitations set forth in Section 12.1(c)(ii) will be reduced to a percentage of such amount representing Producer’s relative fault. Any costs incurred by Producer under this Section 12.1 will not be included in the calculation of the Production Cost. If such recall, withdrawal or field correction of any Purchaser Products results from any other reason, Purchaser shall bear all costs of conducting the recall, withdrawal or field correction in accordance with the recall guidelines of the applicable Medical Regulatory Authority, including expenses of such recall, withdrawal or field correction. For purposes of this Agreement, the expenses of any recall, withdrawal or field correction shall be all expenses relating to or arising out of compliance with an order of any Governmental Authority, Medical Regulatory Authority or Certification Body and all internal and out-of-pocket expenses incurred by either Party relative to notification, shipping, disposal and return of the recalled or withdrawn Supplied Product and the notification and correction of any Supplied Product subject to a field corrective action. Notwithstanding anything to the contrary contained herein, Purchaser shall have the final decision-making authority with respect to any recall, withdrawal or field correction of any Purchaser

Products and conducting any such recall, withdrawal or field correction. Purchaser shall be responsible for coordinating, tracking and monitoring any such recall, withdrawal or field correction activities with the FDA and any other Medical Regulatory Authority, as well as its customers or otherwise at a Purchaser designated site, and Producer shall reasonably cooperate with Purchaser at Purchaser’s expense in this regard.

(c)    Each Party shall promptly send to the other Party any reports relating to such inspections, recalls or violations or potential violations of Law applicable to the Purchaser Products; provided that such Party may reasonably redact any such reports to protect its confidential information (including information regarding products not sold to or systems not used to manufacture products for the other Party). In the event that any Governmental Authority requests from Producer, but does not seize, any Purchaser Product in connection with any inspection, Producer (i) shall promptly notify Purchaser of such request, (ii) if permitted by Law, shall satisfy such request only after receiving Purchaser’s approval, such approval not to be unreasonably withheld or delayed, (iii) shall follow any reasonable procedures instructed by Purchaser in responding to such request and (iv) shall promptly send any Purchaser Product requested by the Governmental Authority to Purchaser. Producer shall not initiate any recall of a Purchaser Product except as provided in the Quality Agreement without the prior written agreement by Purchaser. Producer shall cooperate with the representatives of any Governmental Authority in connection with any of the foregoing.

ARTICLE XIII

INSURANCE

13.1    Insurance. Purchaser shall maintain (or have maintained by any Party that is an Affiliate of Purchaser for Purchaser’s benefit) the following minimum types and amounts of Third Party insurance coverage: (a) commercial general liability insurance providing coverage on an occurrence basis with a bodily injury limit of not less than $25,000,000 per occurrence; and (b) property damage insurance with a combined, $20,000,000 general aggregate limit. Purchaser shall provide Producer with evidence of such coverages in the form of a certificate of insurance, which shall confirm that such insurance coverages shall be renewed and may not be cancelled unless the insurer provides written notice to Producer at least 30 days prior to the effective date of such cancellation or nonrenewal. Each Party shall be responsible for insuring its and its Affiliates’ own employees and representatives for injuries received in locations that are owned or controlled by any other Party.

ARTICLE XIV

FORCE MAJEURE

14.1    Force Majeure. No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay unless this Agreement has previously been terminated under Article IX. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event,

(a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

ARTICLE XV

CONFIDENTIALITY

15.1    Confidentiality/Protective Arrangements.

(a)    Confidentiality. Subject to Section 15.2, from and after the Effective Date until the third anniversary of the Effective Date, and in the case of trade secrets, until the relevant trade secret no longer retains its status or qualifies as trade secrets under applicable Laws (other than due to any act or omission of the receiving Party in breach of its obligations hereunder), each of the Parties, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s confidential, personal and proprietary information pursuant to policies in effect as of the Effective Date, all confidential, personal and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential, personal and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such other Party’s Group or their respective Representatives at any time pursuant to this Agreement or otherwise, and shall not use any such confidential, personal and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information has been (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group), which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of such other Party or any member of such other Party’s Group. If any confidential, personal and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential, personal and proprietary information shall be used only as required to perform such services.

(b)    No Release; Return or Destruction. Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 15.1(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 15.2. Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, and is no longer subject to any legal hold or other document preservation obligation, each Party shall promptly, at the request of the other Party, either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that the Parties may retain electronic backup versions of such information maintained on routine computer system backup tapes, disks or other backup storage devices; provided further, that any such information so retained shall remain subject to the confidentiality provisions of this Agreement. Each Party agrees to comply with all applicable privacy, data protection, data security or other applicable Laws, policies and contracts with regard to the collection, maintenance, disclosure, retention or destruction the personal information in its possession, custody or control.

(c)    Third-Party Information; Privacy or Data Protection Laws. Each Party acknowledges that it and members of its Group may presently have and, following the Effective Date, may gain access to or possession of confidential or proprietary information of, personal information relating to, Third Parties (i) that was received under privacy policies and/or confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such other Party’s Group, on the other hand, prior to the Effective Date; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such other Party’s Group and that may be subject to and protected by privacy policies, as well as privacy, data protection, data security or other applicable Laws. Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy policies and privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Date or affirmative commitments or representations that were made before the Effective Date by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

15.2    Protective Arrangements. In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE XVI

DISPUTE RESOLUTION

16.1    General.

(a)    In the event of a dispute concerning this Agreement, the Parties agree to engage in a good faith effort and negotiation in an attempt to resolve the dispute. In the event that this initial negotiation is not successful, the Parties agree to elevate the dispute to an Authorized Representative of each Party, and the Authorized Representative of each Party will negotiate in good faith and attempt to arrive at a mutual resolution of such dispute. In the event that the dispute remains unresolved 30 days after the date on which one Party notified the other in writing of the dispute, either Party may then seek to enforce this Agreement in accordance with Article VII of the Separation Agreement which shall govern all disputed matters under this Agreement (as though the Agreement referenced therein were this Agreement). Parent designates its SVP of Operations or his or her designee and SpinCo designates its SVP of Operations or his or her designee for purposes of Section 7.1(a) of the Separation Agreement. Each Party may replace its designee upon written notice to the other Party.

(b)    Any waiver (including pursuant to Section 18.12), consent (including pursuant to Section 18.12), amendment (including pursuant to Section 18.12), or agreement executed by a Party in connection with this Agreement, including with respect to any Supplied Product, will be effective only if such waiver, consent, amendment or agreement is executed by the Senior Vice President of Strategy or Senior Vice President of Business Development, as applicable, of such Party or his or her respective designee (each, an “Authorized Representative”).

ARTICLE XVII

ASSIGNMENT

17.1    General. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that, except as provided below, neither Party may Transfer its interest or any of its rights or obligations in the Agreement, including Transfers by operation of law such as by way of merger or consolidation, without the prior written consent of the other Party, which consent may not be unreasonably withheld. Notwithstanding any assignment or other Transfer, references to the Parties and their Affiliates in this Agreement shall continue to apply to the original Parties (or any later successors, transferees or assignees) and their Affiliates.

17.2    Transfers by Producer. Notwithstanding the foregoing provisions of this Article XVII, Producer may Transfer substantially all of its rights and obligations hereunder (or any portion thereof with respect to any applicable Supplied Product) to any Person to which Producer shall Transfer substantially all of its business and assets related to the manufacture or provision of such Supplied Product hereunder; provided that (a) any such acquiring Person shall assume in writing the portion of Producer’s obligations hereunder relating to the Supplied Products so Transferred, and shall deliver a signed copy of such assumption instrument to Purchaser, (b) any such acquiring Person is capable of adhering to these obligations consistent with all applicable regulatory requirements, including cGMP/Quality System Regulations and governmental filings/clearance, and (c) and Producer shall give Purchaser at least 60 days’ Notice prior to such Transfer.

17.3    Transfers by Purchaser. Notwithstanding the foregoing provisions of this Article XVII, Purchaser may Transfer its rights and obligations hereunder to any Person to which Purchaser shall Transfer substantially all of its business and assets; provided that any such acquiring Person shall assume in writing the Purchaser’s obligations hereunder and shall deliver a signed copy of such assumption instrument to Producer. Purchaser shall remain liable for all of its obligations under this Agreement notwithstanding any such Transfer.

ARTICLE XVIII

MISCELLANEOUS PROVISIONS

18.1    Counterparts; Entire Agreement; Corporate Power; Signatures and Delivery.

(a)     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Party hereto.

(b)    This Agreement and the Exhibits, Schedules and appendices hereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement, the Separation Agreement, and the Ancillary Agreements together govern the arrangements in connection with the Separation and the Distribution and would not have been entered into independently. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that SpinCo will not be charged more than once for the same service, activity, function or expense that is performed or incurred by Parent or its Affiliates or Third Parties pursuant to this Agreement to the extent that SpinCo or its Affiliates are bearing the charges for such service, activity, function or expense pursuant to another Ancillary Agreement.

(c)    Parent represents on behalf of itself and each other member of the Parent Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i)    each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii)    this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

(d)    Each Party acknowledges that it and each other Party may execute this Agreement by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (.pdf) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (.pdf)) made in its respective name as if it were a manual signature delivered in person, agrees that it shall not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it shall as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

18.2    Governing Law.

(a)    This Agreement and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

(b)    Subject to the provisions of Article XVI, each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, or, if (and only if) such court finds it lacks jurisdiction, another state court in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement for recognition or enforcement of any judgment or award relating hereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, or, if (and only if) such court finds it lacks jurisdiction, another state court in the State of Delaware, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof, or, if (and only if) such court finds it lacks jurisdiction, another state court in the State of Delaware, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (iv) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.

18.3    Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement in connection with a Change of Control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant Party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

18.4    Third-Party Beneficiaries. Except for any Indemnitee (in their respective capacities as such) expressly entitled to indemnification rights under this Agreement, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any other Person any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

18.5    Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and except as provided herein, shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, or by electronic mail (“e-mail”), so long as confirmation of receipt of such e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 18.5:

If to Purchaser, to:

c/o Zimmer Biomet Holdings, Inc.

345 East Main Street

Warsaw, Indiana 46580

Attention: General Counsel

E-mail: legal.americas@zimmerbiomet.com

with copies (which shall not constitute notice), to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attention:  Morton A. Pierce, Esq.

                  Michelle B. Rutta, Esq.

                  Robert Chung, Esq.

E-mail:      morton.pierce@whitecase.com

                  michelle.rutta@whitecase.com

                  robert.chung@whitecase.com

and

Faegre Drinker Biddle & Reath

600 E. 96th Street, Suite 600

Indianapolis, Indiana 46240

Attention: Trevor Belden

E-mail: trevor.belden@faegredrinker.com

If to Producer (prior to the Effective Date), to:

ZimVie Inc.

10225 Westmoor Dr.

Westminster, Colorado 80021

Attention: Heather Kidwell,

                 Senior Vice President, Chief Legal and

                 Compliance Officer and

                 Corporate Secretary

E-mail: heather.kidwell@zimmerbiomet.com

with copies (which shall not constitute notice), to:

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020-1095

Attention:  Morton A. Pierce, Esq.

                  Michelle B. Rutta, Esq.

                  Robert Chung, Esq.

E-mail:      morton.pierce@whitecase.com

                  michelle.rutta@whitecase.com

                  robert.chung@whitecase.com

and

Faegre Drinker Biddle & Reath

600 E. 96th Street, Suite 600

Indianapolis, Indiana 46240

Attention: Trevor Belden

E-mail: trevor.belden@faegredrinker.com

A Party may, by notice to the other Party, change the address to which such notices are to be given or made.

18.6    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

18.7    No Set-Off. Except as mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s Group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement.

18.8    Publicity. From and after the Effective Date, Producer and Purchaser shall consult with each other before issuing, and give each other the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except (i) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (in which case such Party shall promptly notify the other Party and allow the other Party a reasonable time and opportunity to oppose such process before making such disclosure), (ii) ordinary course communications with investors and analysts, and (iii) press releases or other public statements that are substantially consistent with prior disclosures made in accordance with this Agreement.

18.9    Expenses. Except as otherwise expressly set forth in this Agreement or as otherwise agreed to in writing by the Parties, all fees, costs and expenses incurred on or prior to the Effective Date in connection with the preparation, execution, delivery and implementation of this Agreement will be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses. The Parties agree that certain specified costs and expenses shall be allocated between the Parties as set forth on Schedule 10.10 to the Separation Agreement.

18.10    Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.11    Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations and warranties contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect.

18.12    Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement must be in writing and shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

18.13    Specific Performance. Subject to the provisions of Article XVI, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties hereto who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of their respective rights under this Agreement in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

18.14    Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

18.15    Performance. Each Party (including its permitted successors and assigns) further agrees that it shall (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement or the transactions contemplated hereby or thereby.

18.16    Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their authorized representatives as of the Effective Date.

ZIMVIE INC.

By:
Name: Title:

ZIMMER, INC.

By:
Name: Title:

[Signature Page to Reverse Transition Manufacturing and Supply Agreement]